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                                                                Exhibit 99.1


                        U.S. STEEL SETTLES ILLINOIS CASE

         PITTSBURGH, March 31 - United States Steel Corporation (NYSE: X) announced today that it has reached a settlement in a case in which a Madison County, Illinois, state court jury on March 28 returned a verdict against the company of $250 million, which included $50 million in compensatory damages and $200 million in punitive damages. The asbestos liability case involved a former employee at the company's Gary Works plant in Indiana. Terms of the settlement were not disclosed; however, the total amount of the settlement was substantially less than the compensatory damages award.

                                      -o0o-